EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 22, 2012	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2012 3RD QTR AND 9 MONTH RESULTS

Horsham, PA, August 22, 2012 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its third quarter ended July 31, 2012.

2012 Third Quarter Highlights:

•	In FY 2012's third quarter, net income was $61.6 million, or $0.36 per share, compared to $42.1 million, or $0.25 per share in FY 2011's third quarter.

•
Net income included pre-tax inventory write-downs of $3.1 million and a net tax benefit of $18.7 million, compared to pre-tax inventory write-downs of $16.8 million, a $3.4 million pre-tax loss from early repurchase of debt and a net tax benefit of $38.2 million in FY 2011's third quarter.

•	Pre-tax income was $43.0 million, compared to $3.9 million in FY 2011's third quarter.

•	Total revenues of $554.3 million and homebuilding deliveries of 963 units rose 41% in dollars and 39% in units, compared to FY 2011's third quarter.

•	Net signed contracts of $674.4 million and 1,119 units rose 66% in dollars and 57% in units, compared to FY 2011's third quarter.

•	Backlog of $1.62 billion and 2,559 units rose 59% in dollars and 44% in units, compared to FY 2011's third-quarter-end backlog.

•	The average price of homes delivered was $576,000, compared to $557,000 in FY 2012's second quarter and $569,000 in FY 2011's third quarter.

•	Gross margin, excluding interest and write-downs, was 24.4%, compared to 23.4% in FY 2011's third quarter.

•	SG&A as a percentage of revenue improved to 13.5%, compared to 16.4% in FY 2011's third quarter.

•	The Company ended FY 2012's third quarter with $877.4 million of cash and marketable securities and $819.2 million available under its bank credit facility. Its net-debt-to-capital ratio(1) was 27.5%.

Douglas C. Yearley, chief executive officer, stated: "We are enjoying the most sustained demand we've experienced in over five years. In the past three quarters, the values of our signed contracts were up 45%, 51% and now 66% compared to FY 2011. Three weeks into our fourth quarter, our non-binding reservation deposits (a precursor to future contracts) are up 59% compared to the same period in FY 2011.

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“The pace of our contract growth has far exceeded the national housing data as we are gaining market share. We attribute this to the strength of our brand, our excellent land positions, our proven reputation for reliability and quality, our strong balance sheet and our seasoned management team. Additionally, as the only national home building company focused on the luxury market, we are facing limited competition from the capital-constrained small and mid-sized private builders who are our primary competitors.

“We believe the housing recovery is being driven by pent-up demand, very low interest rates and attractively priced homes. Customers who have postponed buying for a number of years are moving into the market. With an industry-wide shortage of inventory in many markets, we are enjoying some pricing power.

“With operations in 20 states and 50 markets, we see the recovery occurring across most of our regions. With over 39,000 lots owned or controlled, a wide range of product lines and $1.7 billion of cash, marketable securities and available credit, we are positioned for growth.”

Martin Connor, chief financial officer, stated: "We are pleased with the 830 basis point improvement in our operating margin(2) to 5.7% this quarter compared to one year ago. Higher sales and settlement volumes are improving efficiencies and reducing our SG&A as a percent of revenues.

“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:

“We currently estimate that we will deliver between 800 and 1,000 homes in FY 2012's fourth quarter at an average price of between $570,000 and $590,000 per home. If achieved, this would produce total home sale revenue for FY 2012 of between $1.71 billion and $1.84 billion and total deliveries of between 3,000 and 3,200 homes. This compares to $1.48 billion and 2,611 homes in FY 2011.

“We intend to give preliminary guidance for FY 2013 when we announce fourth quarter results in December 2012.”

Robert I. Toll, executive chairman, stated: "Housing is on the mend. We are very encouraged by our results. We do, however, remain cautious in our optimism as we believe consumer confidence remains fragile and subject to the impact of negative economic and political headlines.

“With our strong land position and access to capital, we foresee increased opportunity for profit and growth. As housing demand returns to historic norms, we envision a significant industry-wide supply-demand imbalance due to a shortage of “ready-to-build-on” home sites.

“In most markets, complex land entitlement processes make it difficult to quickly get land approved and new homes into production. Therefore, after almost every recession, this supply-demand imbalance has led to significant home price increases, as accelerating customer appetite bumps up against very minimal inventory supply. These rising home prices have caused many homeowners to once again feel more comfortable with their net worths, which, in turn, has helped fuel the economy's further expansion.”

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Financial results for the third-quarter and nine-months ended July 31, 2012 (unaudited):

▪
FY 2012's third-quarter net income was $61.6 million, or $0.36 per share, compared to FY 2011's third-quarter net income of $42.1 million, or $0.25 per share. FY 2012's third-quarter net income included pre-tax inventory write-downs of $3.1 million (primarily for operating communities). In FY 2011, third-quarter pre-tax write-downs and charges for early debt repurchases totaled $20.2 million. The Company recorded FY 2012 and FY 2011 third-quarter net tax benefits of $18.7 million and $38.2 million, respectively.

▪
FY 2012's third-quarter pre-tax income was $43.0 million, compared to FY 2011's third-quarter pre-tax income of $3.9 million.  Excluding write-downs, FY 2012's third-quarter pre-tax income was $46.1 million, compared to FY 2011's third-quarter pre-tax income of $24.1 million, excluding write-downs and costs related to the repurchase of debt.

▪
FY 2012's nine-month net income was $75.7 million, or $0.45 per share, compared to FY 2011's nine-month net income of $24.8 million, or $0.15 per share. FY 2012's nine-month net income included a $1.6 million recovery of prior joint venture impairments and pre-tax inventory write-downs of $13.2 million: $11.7 million of the inventory write-downs was attributable to operating communities; $0.9 million to land owned for future communities and $0.7 million to land controlled for future communities. In FY 2011, nine-month pre-tax write-downs and debt retirement charges totaled $77.9 million. For FY 2012's and FY 2011's nine-month periods, the Company recorded net tax benefits of $23.5 million and $69.4 million, respectively.

▪
FY 2012's nine-month pre-tax income was $52.2 million, compared to FY 2011's nine-month pre-tax loss of $44.6 million. Excluding write-downs and, in FY 2011, debt repurchase charges, FY 2012's nine-month pre-tax income was $63.8 million, compared to $33.2 million for FY 2011's nine-month period.

▪	FY 2012's third-quarter total revenues of $554.3 million and 963 units, increased 41% in dollars and 39% in units from FY 2011's third-quarter total revenues of $394.3 million and 693 units.

▪	FY 2012's third-quarter gross margin, excluding interest and write-downs, improved to 24.4% from 23.4% in FY 2011's third quarter.

▪
Interest included in cost of sales was 4.7% in FY 2012's third quarter, the same rate from FY 2012's second quarter, and down from 5.3% of revenues in FY 2011's third quarter. There was no directly expensed interest in FY 2012's third quarter.

▪	FY 2012's nine-month total revenues of $1.25 billion and 2,198 units increased 19% in both dollars and units, compared to FY 2011's nine-month period totals of $1.05 billion and 1,854 units.

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▪
In FY 2012's third quarter, the Company's net signed contracts totaled $674.4 million and 1,119 units, an increase of 66% in dollars and 57% in units compared to FY 2011's third-quarter net signed contracts of $406.7 million and 713 units. The average price per unit of net contracts signed in FY 2012's third quarter was $603,000, compared to $585,000 in FY 2012's second quarter and $570,000 in FY 2011's third quarter.

▪
The Company's FY 2012 nine-month net signed contracts of $1.87 billion and 3,061 units increased 54% in dollars and 43% units, compared to net signed contracts of $1.21 billion and 2,140 units in FY 2011's nine-month period.

▪
On a per-community basis, FY 2012's third-quarter net signed contracts of 4.87 units per community were 39% greater than FY 2011's third-quarter total of 3.51; 32% greater than FY 2010's third-quarter total of 3.69 units; 37% greater than FY 2009's third-quarter total of 3.56 units; and 80% greater than FY 2008's third quarter total of 2.71: however, they were still below the Company's historical third-quarter average, dating back to 1990, of 5.98 units per community.

▪	In FY 2012, third-quarter-end backlog of $1.62 billion and 2,559 units increased 59% in dollars and 44% in units, compared to FY 2011's third-quarter-end backlog of $1.02 billion and 1,780 units.

▪
The average price of units in FY 2012's third-quarter-end backlog was $633,000, compared to $624,000 at FY 2012's second-quarter end and $572,000 at FY 2011's third-quarter end. FY 2012's third-quarter-end backlog was positively impacted by 21 units in backlog at an average price of $4.2 million at the Touraine. The Touraine is expected to deliver units in the Company's first half of FY 2013. Excluding the Touraine, the average price of backlog units at FY 2012's third-quarter end was $603,000, up 5% compared to FY 2011's third-quarter-end backlog average price, and up 1% sequentially compared to $597,000 in FY 2012's second-quarter-end backlog, excluding the Touraine.

▪	In FY 2012's third quarter, SG&A as a percentage of revenue improved to 13.5%, compared to 16.4% in FY 2011's third quarter.

▪
Consistent with pre-downturn historical norms, FY 2012's third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 4.6%, compared to 7.4% in FY 2011's third quarter. As a percentage of beginning-quarter backlog, FY 2012's third-quarter cancellation rate was 2.2%, compared to 3.2% in FY 2011's third quarter.

▪
In FY 2012's third quarter, unconsolidated entities in which the Company had an interest delivered $28.9 million of homes, compared to $67.3 million in the third quarter of FY 2011. In FY 2012's first nine months, unconsolidated entities in which the Company had an interest delivered $76.3 million of homes, compared to $198.6 million in the nine-month period of FY 2011. The Company recorded its share of the results from these entities' operations in “Income (loss) from Unconsolidated Entities” on the Company's Statement of Operations.

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▪
In FY 2012's third quarter, unconsolidated entities in which the Company had an interest signed agreements for $20.1 million of homes, compared to $33.9 million in the third quarter of FY 2011. In FY 2012's first nine months, unconsolidated entities in which the Company had an interest signed agreements for $79.7 million of homes, compared to $133.6 million in the nine-month period of FY 2011.

▪	At July 31, 2012, unconsolidated entities in which the Company had an interest had a backlog of $24.4 million, compared to $26.1 million at July 31, 2011.

▪
In FY 2012's third quarter and first nine months, the Company's Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $0.6 million and $7.5 million respectively, compared to FY 2011's third quarter and first nine month results of $4.1 million and $5.1 million.

▪
The Company ended its FY 2012 third quarter with $877.4 million in cash and marketable securities, compared to $927.5 million at 2012's second-quarter end and $1.18 billion at FY 2011's third-quarter end. At FY 2012's third-quarter end, it had $819.2 million available under its $885 million 12-bank credit facility, which matures in October 2014.

▪
The Company's Stockholders' Equity at FY 2012's third-quarter end was $2.70 billion, compared to $2.63 billion at FY 2012's second-quarter end. The Company's fully reserved federal deferred tax asset was $354.8 million and its fully reserved state deferred tax asset was $74.0 at FY 2012's third-quarter end.

▪	The Company ended FY 2012's third quarter with a net-debt-to-capital ratio(1) of 27.5%, compared to 26.9% at FY 2012's second-quarter end and 13.9% at FY 2011's third-quarter end.

▪
The Company ended FY 2012's third quarter with approximately 39,200 lots owned and optioned, compared to approximately 39,500 one quarter earlier, approximately 36,200 one year earlier, and approximately 91,200 at its peak at FY 2006's second-quarter end. At 2012's third-quarter end, approximately 31,500 of these lots were owned, of which approximately 12,300 lots, including those in backlog, were substantially improved.

▪
The Company ended FY 2012's third quarter with 226 selling communities, compared to 230 at FY 2012's second-quarter end and 207 at FY 2011's third-quarter end. The Company expects to end FY 2012 with between 225 and 235 selling communities, compared to its peak of 325 communities at FY 2007's second-quarter end.

▪
Based on FY 2012's third-quarter-end backlog and the pace of activity at its communities, the Company currently estimates that it will deliver between 800 and 1,000 homes in its fourth quarter at an average delivered price of between $570,000 and $590,000 per home. If achieved, this would produce total home sale revenues for FY 2012 of between $1.71 billion and $1.84 billion and total home deliveries for FY 2012 of between 3,000 and 3,200. This compares to $1.48 billion and 2,611 homes in FY 2011.

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(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

(2)	Operating margin is defined as income from operations divided by revenues.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, August 22, 2012 to discuss these results and its outlook for the remainder of FY 2012. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls." Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia, and Washington.

Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.

Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

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Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31, 2012	October 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$601,451	$906,340
Marketable securities	275,928	233,572
Restricted cash	47,008	19,760
Inventory	3,784,705	3,416,723
Property, construction and office equipment, net	101,216	99,712
Receivables, prepaid expenses and other assets	132,967	105,576
Mortgage loans receivable	72,544	63,175
Customer deposits held in escrow	30,731	14,859
Investments in and advances to unconsolidated entities	311,481	126,355
Investment in non-performing loan portfolios and foreclosed real estate	98,241	69,174
	$5,456,272	$5,055,246

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$106,399	$106,556
Senior notes	1,792,453	1,490,972
Mortgage company warehouse loan	63,128	57,409
Customer deposits	141,523	83,824
Accounts payable	106,517	96,817
Accrued expenses	464,722	521,051
Income taxes payable	79,724	106,066
Total liabilities	2,754,466	2,462,695

Equity:
Stockholders’ Equity
Common stock	1,687	1,687
Additional paid-in capital	397,302	400,382
Retained earnings	2,309,980	2,234,251
Treasury stock, at cost	(10,211)	(47,065)
Accumulated other comprehensive loss	(3,137)	(2,902)
Total stockholders' equity	2,695,621	2,586,353
Noncontrolling interest	6,185	6,198
Total equity	2,701,806	2,592,551
	$5,456,272	$5,055,246

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2012	2011	2012	2011
Revenues	$1,249,955	$1,048,096	$554,319	$394,305

Cost of revenues	1,026,357	898,266	447,928	339,947
Selling, general and administrative	212,785	192,906	74,892	64,605
Interest expense		1,504
	1,239,142	1,092,676	522,820	404,552

Income (loss) from operations	10,813	(44,580)	31,499	(10,247)
Other:
Income (loss) from unconsolidated entities	19,348	(11,005)	5,672	11,340
Other income - net	22,032	14,356	5,781	6,209
Expenses related to early retirement of debt		(3,414)		(3,414)
Income (loss) before income tax benefit	52,193	(44,643)	42,952	3,888
Income tax benefit	(23,536)	(69,395)	(18,691)	(38,220)
Net income	$75,729	$24,752	$61,643	$42,108
Income per share:
Basic	$0.45	$0.15	$0.37	$0.25
Diluted	$0.45	$0.15	$0.36	$0.25
Weighted average number of shares:
Basic	166,990	167,221	167,664	168,075
Diluted	168,613	168,666	170,229	169,338

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
($ Amounts in thousands)
(unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2012	2011	2012	2011
Impairment charges (recoveries) recognized:
Cost of sales	$13,249	$34,861	$3,120	$16,813
Loss from unconsolidated entities	(1,621)	39,600
	$11,628	$74,461	$3,120	$16,813

Depreciation and amortization	$9,718	$10,660	$3,479	$3,257
Interest incurred	$93,027	$86,820	$32,560	$28,386
Interest expense:
Charged to cost of sales	$59,823	$56,327	$25,834	$20,946
Directly charged to statement of operations		1,504
Charged to other income - net	1,664	861	82	543
Interest reclassified to property, construction and office equipment		3,000
Capitalized interest on investments in unconsolidated entities	2,260		1,123
Total	$63,747	$61,692	$27,039	$21,489

Home sites controlled:
Owned	31,523	30,499
Optioned	7,685	5,686
	39,208	36,185

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Toll Brothers operates in four geographic segments:

North:    Connecticut, Illinois, Massachusetts, Michigan, Minnesota,
New Jersey and New York
Mid-Atlantic:    Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina, South Carolina and Texas
West:    Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended July 31,		Three Months Ended July 31,
	Units		$ (Millions)
	2012	2011	2012	2011
HOME BUILDING REVENUES
North	280	197	$177.0	$106.4
Mid-Atlantic	290	262	155.6	147.7
South	166	124	97.1	69.0
West	227	110	124.6	71.2
Total consolidated	963	693	$554.3	$394.3

CONTRACTS
North	227	215	$148.1	$115.1
Mid-Atlantic	337	203	179.8	116.0
South	264	190	160.1	109.0
West	291	105	186.4	66.6
Total consolidated	1,119	713	$674.4	$406.7

BACKLOG
North	690	579	$459.9	$300.0
Mid-Atlantic	721	524	419.5	312.6
South	672	468	425.2	269.0
West	476	209	314.0	137.3
Total consolidated	2,559	1,780	$1,618.6	$1,018.9

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	Nine Months Ended July 31,		Nine Months Ended July 31,
	Units		$ (Millions)
	2012	2011	2012	2011
HOME BUILDING REVENUES
North	617	513	$363.8	$273.6
Mid-Atlantic	659	625	360.0	351.1
South	444	363	255.9	197.3
West	478	353	270.3	226.1
Total consolidated	2,198	1,854	$1,250.0	$1,048.1

CONTRACTS
North	754	571	$516.4	$314.2
Mid-Atlantic	893	674	490.5	379.3
South	674	535	417.9	306.6
West	740	360	449.0	214.7
Total consolidated	3,061	2,140	$1,873.8	$1,214.8

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-month periods ended July 31, 2012 and 2011, and for backlog at July 31, 2012 and 2011 is as follows:

	2012	2011	2012	2011
	Units	Units	$(Mill)	$(Mill)
Three months ended July 31,
Revenues	29	71	$28.9	$67.3
Contracts	22	40	$20.1	$33.9

Nine months ended July 31,
Revenues	82	242	$76.3	$198.6
Contracts	89	151	$79.7	$133.6

Backlog at July 31,	33	35	$24.4	$26.1

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